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                                                                     EXHIBIT 5.1

                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017


                                  June 23, 2004


FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

         We have been engaged by FedEx Corporation, a Delaware corporation (the "Company"), for the purpose of issuing this opinion in connection with the Company's offer (the "Exchange Offer") to exchange its floating rate notes due April 1, 2005, its 2.65% notes due April 1, 2007 and its 3.50% notes due April 1, 2009 (collectively, the "New Notes") for any and all of its outstanding floating rate notes due April 1, 2005, its outstanding 2.65% notes due April 1, 2007 and its outstanding 3.50% notes due April 1, 2009 (collectively, the "Old Notes"). The New Notes will be guaranteed (the "Guarantees") by the Company's subsidiaries listed in the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on June 23, 2004 (each, a "Guarantor"). The Old Notes were issued, and it is proposed that the New Notes be issued, under an indenture, dated as of March 25, 2004, among the Company, the Guarantors named therein and Wachovia Bank, National Association, as trustee (the "Trustee"), as supplemented by a Supplemental Indenture No. 1, dated as of June 22, 2004, among the Company, the Additional Guarantors named therein and the Trustee (as so supplemented and as may be further supplemented or amended from time to time, the "Indenture").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

         (1) The New Notes, when authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally, (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in

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equity, and (iii) to the extent that a waiver of rights under any usury or stay law may be unenforceable; and

         (2) When the New Notes are authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance or similar provisions of applicable law, or similar laws affecting creditors' rights generally, (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity, and (iii) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

         We hereby confirm the opinion set forth under the caption "Taxation" in the prospectus that is part of the Registration Statement.

         Our opinion is subject to the following assumptions and qualifications:

         (a) We have assumed, without independent investigation, that (i) other than with regard to the Company, each party to the Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) each such party has full power and authority to execute, deliver and perform the Indenture, the Guarantee and/or the New Notes, as applicable, (iii) the execution, delivery and performance of the Indenture, the Guarantee and/or the New Notes, as applicable, (x) have been duly authorized by all necessary action on the part of each such party and (y) do not and will not violate any law or regulation (other than any such law or regulation of the State of New York or the federal government of the United States of America that in our experience is customarily applicable to general business corporations in relation to and in connection with transactions of the type contemplated by the Indenture or the Guarantees), the organizational documents of any such party or any agreement, judgment, injunction, order, decree or other instrument binding on any such party, (iv) all authorizations, approvals or consents of (including any exchange control approval), and all filings or registrations with, any governmental or regulatory authority or agency of the jurisdiction of organization of any such party required in connection with the execution, delivery and performance of the Indenture, the Guarantees and the New Notes have been obtained and (v) the Indenture and the Guarantees have been duly executed and delivered by each such party.

         (b) We express no opinion as to whether a United States federal court would have jurisdiction over a controversy arising under a Guarantee.

         (c) Our opinion set forth in paragraph (2) above may be subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights.

         (d) We have assumed that (i) all signatures on all documents examined by us are genuine and that where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature had the due authority to do so, (ii) certain factual matters contained in certificates of public officials and


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certificates and letters of the Company and the Guarantors, as the case may be, are accurate, true and correct, and (iii) photostat copies of such documents, records and certificates conform to the originals.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to us under the caption "Validity of the New Notes and the Guarantees" in the prospectus contained in the Registration Statement.

         This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon for any other purpose or furnished to any other person without our prior written consent.

                                  Very truly yours,

                                  /s/ Davis Polk & Wardwell










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